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                                                                    EXHIBIT 12.1

                  STATEMENT OF COMPUTATION OF RATIO OF EARNINGS

                                TO FIXED CHARGES



                                                FOR THE YEAR ENDED DECEMBER 31,
                                       ------------------------------------------------
                                         2005      2004      2003      2002      2001
                                       --------  --------  --------  --------  --------



Earnings:
  Pretax income from continuing
     operations....................... $  4,770  $ 16,144  $ 42,221  $ 83,193  $ 34,382
  Fixed charges.......................  116,008   102,512   100,320    99,589   112,054
  Less: Preferred stock dividends.....       (a)       (a)   (4,144)   (4,144)   (4,144)
  Net fixed charges...................  116,008   102,512    96,176    95,445   107,910
                                       --------  --------  --------  --------  --------
EARNINGS.............................. $120,778  $118,656  $138,397  $178,638  $142,292
                                       ========  ========  ========  ========  ========
FIXED CHARGES:
  Interest expense.................... $100,021  $ 89,535  $ 81,921  $ 83,908  $100,514
  Dividends on trust preferred
     securities.......................       (a)       (a)    4,144     4,144     4,144
  Writeoff of debt issuance costs
     associated with the early
     extinguishment of debt...........    3,793       --      2,852     5,520       --
  Interest factor of rental expense...   12,194    12,977    11,403     6,017     7,396
                                       --------  --------  --------  --------  --------
  TOTAL FIXED CHARGES................. $116,008  $102,512  $100,320  $ 99,589  $112,054
                                       ========  ========  ========  ========  ========
RATIO OF EARNINGS TO FIXED CHARGES....      1.0       1.2       1.4       1.8       1.3
                                       ========  ========  ========  ========  ========




--------

  (a) Included as interest expense beginning in 2004.


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